Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SNAP INC.

Snap Inc., a Delaware corporation, hereby certifies that:

1. The name of the corporation is Snap Inc. The corporation filed its original Certificate of Incorporation with the Secretary of State on May 24, 2012 under the name Snapchat, Inc.

2. This Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and a majority of the corporation’s outstanding stock in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated:                     , 2017

SNAP INC.

By:
Evan Spiegel
Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SNAP INC.

ARTICLE I

NAME

The name of this corporation is Snap Inc. (the “Company”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808 and the name of the registered agent of the Company in the State of Delaware at such address is the Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

AUTHORIZED STOCK

1. Authorized Shares. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is 3,960,887,848 shares, $0.00001 par value per share, 3,000,000,000 of which are designated “Class A Common Stock”, 700,000,000 of which are designated “Class B Common Stock” and 260,887,848 of which are designated “Class C Common Stock.” The total number of shares of Preferred Stock authorized to be issued is 500,000,000 shares, $0.00001 par value per share.

2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law. The Board is also expressly

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authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

ARTICLE V

TERMS OF CLASSES AND SERIES

The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Article V, the following definitions apply;

1.1 “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided that, for the purpose of this 1.1, all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Company is a party in which shares of the Company are transferred such that in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

1.2 “Amended and Restated Certificate of Incorporation” shall mean this Amended and Restated Certificate of Incorporation of the Company, as may be amended.

1.3 “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

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1.4 “Base Class C Common Stock” for any Founder means, the number of shares of Class C Common Stock held by such Founder and such Founder’s Permitted Transferees and Qualified Trustees on the IPO Date.

1.5 “Board” shall mean the Board of Directors of the Company.

1.6 “Disability Event” means an event that results in a Founder’s inability to perform the material duties of his employment by reason of any medically determinable physical or mental impairment that can be expected to result in death within 12 months or can be expected to last for a continuous period of not less than 12 months, as determined by a licensed physician jointly selected by a majority of the Independent Directors and the Founder. If the Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection on behalf of the Founder, or in the absence or incapacity of the Founder’s spouse, the Founder’s parents shall make the selection on behalf of the Founder, or in the absence of parents of the Founder, a natural person then acting as the successor trustee of a revocable living trust which was created by the Founder and which holds more shares of all classes of capital stock of the Company than any other revocable living trust created by the Founder shall make the selection on behalf of the Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection on behalf of the Founder.

1.7 “Final Conversion Date” means, following the IPO Date, the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that no shares of Class C Common Stock are outstanding.

1.8 “Founder” means either Evan Spiegel or Robert Murphy.

1.9 “Independent Directors” mean a majority of the members of the Board designated as independent directors in accordance with the Listing Standards.

1.10 “IPO Date” means the first date that a class of the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market or any successor markets or exchanges.

1.11 “Liquidation Event” means any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.12 “Listing Standards” means (i) the requirements of any national stock exchange under which the Company’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Company’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

1.13 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

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1.14 “Permitted Transfer” means any Transfer of a share of Class B Common Stock or Class C Common Stock to any of the entities or individuals listed below:

(a) a trust for the benefit of such Qualified Stockholder or persons other than the Qualified Stockholder so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock or Class C Common Stock held by such trust; provided that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock or Class C Common Stock held by such trust, each such share of Class B Common Stock or Class C Common Stock then held by such trust shall automatically convert as provided in Article V.5 or Article V.6, as applicable;

(b) a trust under the terms of which a Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code or a reversionary interest so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock or Class C Common Stock held by such trust; provided, however, that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock or Class C Common Stock held by such trust, each such share of Class B Common Stock or Class C Common Stock then held by such trust shall automatically convert as provided in Article V.5 or Article V.6, as applicable;

(c) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock or Class C Common Stock held in such account, plan or trust, and provided, further, that in the event the Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock or Class C Common Stock held by such account, plan or trust, each such share of Class B Common Stock or Class C Common Stock then held by such trust shall automatically convert as provided in Article V.5 or Article V.6, as applicable;

(d) a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock or Class C Common Stock held by such corporation; provided that in the event the Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock or Class C Common Stock held by such corporation, each such share of Class B Common Stock or Class C Common Stock then held by such corporation shall automatically convert as provided in Article V.5 or Article V.6, as applicable;

(e) a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect

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to the shares of Class B Common Stock or Class C Common Stock held by such partnership; provided that in the event the Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock or Class C Common Stock held by such partnership, each such share Class B Common Stock or Class C Common Stock then held by such partnership shall automatically convert as provided in Article V.5 or Article V.6, as applicable;

(f) a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock or Class C Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock or Class C Common Stock held by such limited liability company, each such share of Class B Common Stock or Class C Common Stock then held by such limited liability company shall automatically convert as provided in Article V.5 or Article V.6, as applicable; or

(g) a Transfer by a Founder or a Founder’s Permitted Transferee or Qualified Trustee of shares of Class B Common Stock or Class C Common Stock, or the right to exercise dispositive power over, or Voting Control with respect to, such shares, to a Founder or a Permitted Transferee or Qualified Trustee of a Founder. Without limiting the generality of the foregoing, a Founder shall be deemed to have sole dispositive power and exclusive Voting Control with respect to any shares of Class B Common Stock or Class C Common Stock over which a Qualified Trustee exercises such dispositive power and Voting Control. In the event a Founder’s Qualified Trustee resigns as trustee, or becomes ineligible to be a Qualified Trustee, or otherwise ceases to serve as a Qualified Trustee, the Founder shall have sixty (60) days to appoint a replacement Qualified Trustee before any shares of Class B Common Stock or Class C Common Stock over which the Qualified Trustee had sole dispositive power and exclusive Voting Control become subject to the automatic conversion provisions of Article V.5 or Article V.6, as applicable.

1.15 “Permitted Transferee” means a transferee of shares of Class B Common Stock or Class C Common Stock received in a Transfer that constitutes a Permitted Transfer.

1.16 “Qualified Stockholder” means (a) any registered holder of a share of Class B Common Stock or Class C Common Stock immediately after the IPO Date; (b) the initial registered holder of any shares of Class B Common Stock or Class C Common Stock that is originally issued by the Company after the IPO Date pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units (“RSUs”) that, in each case, are outstanding as the IPO Date or are issued in connection with, or upon completion of, a Qualified IPO; and (c) a Permitted Transferee or, in the case of a Founder, such Founder’s Qualified Trustee.

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1.17 “Qualified Trustee” means a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments that (a) is subject to appointment and removal solely by a Founder or, following a Founder’s death or during the Founder’s Disability Event, by the Founder’s designated proxy (who may be the other Founder or another person selected by the Founder and approved to act in that role by the Independent Directors), and (b) has no pecuniary interest in any Class B Common Stock or Class C Common Stock held by any entity of which such person is a trustee.

1.18 “Transfer” of a share of Class B Common Stock or Class C Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock or Class C Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock or Class C Common Stock beneficially held by an entity that is a Qualified Stockholder, if after the IPO Date there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock or Class C Common Stock held by such holder. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

(a) granting a revocable proxy to officers or directors of the Company at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (if action by written consent of stockholders is permitted at such time under this Amended and Restated Certificate of Incorporation);

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock or Class C Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c) pledging shares of Class B Common Stock or Class C Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

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(d) granting a proxy by a Founder to a Qualified Trustee or a person disclosed to the Independent Directors, to exercise dispositive power and/or Voting Control of the shares of Class B Common Stock or Class C Common Stock owned directly or indirectly, beneficially and of record, by such Founder effective either (i) on the death of such Founder or (ii) during any Disability Event of such Founder, including the exercise of such proxy by such person; or

(e) entering into a support or similar voting agreement (with or without granting a proxy) in connection with a Liquidation Event.

1.19 “Voting Control” means, with respect to a share of Class B Common Stock or Class C Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. Identical Rights. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the corporation but excluding voting as described in Section 3 below), share ratably and be identical in all respects as to all matters, including:

2.1 Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock treated adversely, voting separately as a class.

2.2 The Company shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock or Class C Common Stock if, and only if, a dividend payable in shares of Class B Common Stock and Class C Common Stock, as applicable, or rights to acquire shares of Class B Common Stock or Class C Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock and Class C Common Stock at the same rate and with the same record date and payment date; (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock or Class C Common Stock if, and only if, a dividend payable in shares of Class A Common Stock and Class C Common Stock, as applicable, or rights to acquire shares of Class A Common Stock or Class C Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock and Class C Common Stock at the same rate and with the same record date and payment date and (iii) dividends or other

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distributions payable in shares of Class C Common Stock or rights to acquire shares Class C Common Stock may be declared and paid to the holders of Class C Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock or Class B Common Stock if, and only if, a dividend payable in shares of Class A Common Stock and Class B Common Stock, as applicable, or rights to acquire shares of Class A Common Stock or Class B Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock and Class B Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Company from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.

2.3 If the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3. Voting Rights.

3.1 Common Stock.

(a) Class A Common Stock. Except as required by law, the Class A Common Stock will have no voting rights and no holder thereof shall be entitled to vote on any matter; provided, that, upon and following the Final Conversion Date, each holder of a share of Class A Common Stock shall be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

(c) Class C Common Stock. Each holder of shares of Class C Common Stock will be entitled to ten votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

3.2 General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together and not as separate series or classes.

3.3 Authorized Shares. The number of authorized shares of Common Stock or any class thereof may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the Class B Common Stock and Class C Common Stock, voting together as a single class on an as-if-converted basis.

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3.4 Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, prior to the Final Conversion Date the holders of Class B Common Stock and Class C Common Stock, voting together as a single class, shall be entitled to elect, remove and replace all directors of the Company, and following the Final Conversion Date, the holders of Common Stock, voting together as a single class, shall be entitled to elect, remove and replace all directors of the Company.

4. Liquidation Rights

In the event of a Liquidation Event, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be “distribution to stockholders” for the purpose of this Section 4.

5. Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

(a) Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.

(b) With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

(i) on the affirmative election of such holder;

(ii) on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer; or

(iii) with respect to Class B Common Stock held by a holder who is a natural person, or a Permitted Transferee of such natural person, upon the death of such natural person.

(c) On the occurrence of the conversion events specified in Sections 5(a) or 5(b) above, such conversion will occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company will not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable on such conversion unless the certificates evidencing such shares of Class B Common Stock, if any such certificates have been issued, are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates

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have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. On the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted will surrender the certificates representing such shares at the office of the Company or any transfer agent for the Class A Common Stock. Thereupon, if requested by any holder of Class B Common Stock, there will be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

6. Conversion of the Class C Common Stock. The Class C Common Stock will be convertible into Class B Common Stock as follows:

(a) With respect to any holder of Class C Common Stock, each share of Class C Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class B Common Stock, as follows:

(i) on the occurrence of a Transfer of such share of Class C Common Stock, other than a Permitted Transfer;

(ii) on the affirmative election of such holder;

(iii) with respect to Class C Common Stock held by a Founder and a Founder’s Permitted Transferees and Qualified Trustees, at such time as such Class C Common Stock represents in the aggregate less than 30% of such Founder’s Base Class C Common Stock; or

(iv) with respect to Class C Common Stock held by a Founder and a Founder’s Permitted Transferees and Qualified Trustees, nine months following the death of such Founder.

(b) On the occurrence of the conversion events specified in Section 6(a) above, such conversion will occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable on such conversion unless the certificates evidencing such shares of Class C Common Stock, if any such certificates have been issued, are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. On the occurrence of such automatic conversion of the Class C Common Stock, the holders of Class C Common Stock so converted will surrender the certificates representing such shares at the office of the Company or any transfer agent for the Class B Common Stock. Thereupon, if requested by any holder of Class C Common Stock, there will be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class B Common Stock into which the shares of Class C Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

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7. Reservation of Stock Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock and the Class C Common Stock, as applicable, such number of its shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock, as applicable; and if at any time the number of authorized but unissued shares of Class A Common Stock or Class B Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock or Class B Common Stock, as applicable, to such number of shares as will be sufficient for such purpose.

8. Miscellaneous.

8.1 No Reissuance of Class B Common Stock or Class C Common Stock. No share or shares of Class B Common Stock or Class C Common Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Company shall be authorized to issue.

8.2 Preemptive Rights. No stockholder of the Company shall have a right to purchase shares of capital stock of the Company sold or issued by the Company except to the extent that such a right may from time to time be set forth in a written agreement between the Company and a stockholder.

ARTICLE VI

DIRECTOR LIABILITY

1. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

2. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

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3. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

1. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

2. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation.

3. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

4. Special meetings of the stockholders may be called only by (i) prior to the Final Conversion Date, at least 30% of the voting power of the Class A Common Stock, Class B Common Stock and Class C Common Stock, voting together as a single class, (ii) by the Board pursuant to a resolution adopted by a majority of the entire Board; (iii) the chairperson of the Board; or (iv) the chief executive officer of the Company.

5. Until the Final Conversion Date, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, will be signed by the holders of outstanding stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Company entitled to vote thereon were present and voted. Effective on and after the Final Conversion Date, subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

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6. Advance notice of nominations for the election of directors will be given in the manner and to the extent provided in the Bylaws of the Company.

7. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, immediately following the Final Conversion Date, the directors will be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board in office immediately prior to the Classified Board becoming effective to the several classes of the Classified Board, which assignments will become effective at the same time the Classified Board becomes effective. Directors will be assigned to each class in accordance with a resolution or resolutions adopted by a majority of the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors will expire at the Company’s first annual meeting of stockholders following the date on which the Classified Board becomes effective, the initial term of office of the Class II directors will expire at the Company’s second annual meeting of stockholders following the date on which the Classified Board becomes effective, and the initial term of office of the Class III directors will expire at the Company’s third annual meeting of stockholders following the date on which the Classified Board becomes effective. At each annual meeting of stockholders following the date on which the Classified Board becomes effective, directors elected to succeed those directors of the class whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

8. Unless the Company consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising under any provision of the Delaware General Corporation Law, the certificate of incorporation, or the bylaws of the Company, or (iv) any action asserting a claim governed by the internal-affairs doctrine. Any person or entity that acquires any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the provisions of this section.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Amended and Restated Certificate of Incorporation.

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